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                                                                   EXHIBIT (11)

               Statement Re: Computation of Earnings Per Share
               -----------------------------------------------
                   (000's omitted, except per share data)


                                   Three Months Ended June 30            Six Months Ended June 30
                                       1996                  1997            1996                1997
Primary:
Average shares outstanding            20,004                22,297         19,952              22,114
Net effect of stock options and
  warrants  - based on the
  treasury stock method
  using average market price             887                 1,042            754               1,045
                                     -------               -------        -------             -------
Total                                 20,891                23,339         20,706              23,159
                                     =======               =======        =======             =======

Historical income before
  income taxes                       $ 1,203               $ 6,991        $ 5,270             $15,206
Deduct pro forma income taxes            857                 2,097          2,447               4,540
Deduct minority interest in
  subsidiaries' earnings                  --                    27             --                 383
                                     -------               -------        -------             -------
Pro forma net income (A)             $   346               $ 4,867        $ 2,823             $10,283
                                     =======               =======        =======             =======

Per share amount                     $  0.02               $  0.21        $  0.14             $  0.44
                                     =======               =======        =======             =======

Fully diluted:
Average shares outstanding            20,004                22,297         19,952              22,114
Net effect of dilutive stock
  options and warrants  - based
  on the treasury stock method
  using the greater of quarter
  end market price or the
  average market price                   891                 1,042            857               1,045
                                     -------               -------        -------             -------
Total                                 20,895                23,339         20,809              23,159
                                     =======               =======        =======             =======

Historical income before
  income taxes                       $ 1,203               $ 6,991        $ 5,270             $15,206
Deduct pro forma income taxes            857                 2,097          2,447               4,540
Deduct minority interest in
  subsidiaries' earnings                  --                    27             --                 383
                                     -------               -------        -------             -------
Net income (A)                       $   346               $ 4,867        $ 2,823             $10,283
                                     =======               =======        =======             =======

Per share amount                     $  0.02               $  0.21        $  0.14             $  0.44
                                     =======               =======        =======             =======

(A) 1996 includes a provision for income taxes as if Allied Communications had been subject to income taxes for the entire period presented.

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